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                                   EXHIBIT 11

                                  VERSAR, INC.

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)

                                                                                                  Years Ended June 30,
                                                                                    ----------------------------------------------
                                                                                        1999              1998             1997
                                                                                    ------------     ------------      -----------

NET INCOME (LOSS).......................................................            $      1,837     $    (10,153)     $     1,256
                                                                                    ============     ============      ===========
(LOSS) INCOME FROM DISCONTINUED
   OPERATIONS...........................................................            $        ---     $    (10,429)     $       147
                                                                                    ============     ============      ===========



Weighted average common shares outstanding -

   Basic................................................................               6,190,485        5,695,212        5,041,455
                                                                                    ============     ============      ===========

NET INCOME (LOSS) PER SHARE - BASIC.....................................            $        .30     $      (1.78)     $      0.25
                                                                                    ============     ============      ===========
(LOSS) INCOME PER SHARE FROM
   DISCONTINUED OPERATIONS - BASIC......................................            $        ---     $      (1.83)     $       .03
                                                                                    ============     ============      ===========



Common shares from above................................................               6,190,485        5,695,212        5,041,455
Assumed exercise of options (treasury stock
   method)..............................................................                  92,885              ---          244,354
                                                                                    ------------     ------------      -----------
                                                                                       6,283,370        5,695,212        5,285,809
                                                                                    ============     ============      ===========


NET INCOME (LOSS) PER SHARE - DILUTED...................................            $        .29     $      (1.78)     $      0.24
                                                                                    ============     ============      ===========
(LOSS) INCOME PER SHARE FROM
   DISCONTINUED OPERATIONS - DILUTED....................................            $        ---     $      (1.83)     $       .03
                                                                                    ============     ============      ===========



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